Exhibit 99.2

Third Quarter Results Conference Call
James E. Perry, Treasurer
November 3, 2005

Thank you, Eric.

A.	Good morning from Dallas, Texas and welcome to the Trinity Industries’ Third Quarter Results Conference Call. I’m James Perry, Treasurer for Trinity. Thank you for being with us today.

1.	Joining me today on the call are:

a.	Tim Wallace, Chairman, President and Chief Executive Officer

b.	Bill McWhirter, Vice President and Chief Financial Officer, and

c.	Steve Menzies, President of Trinity Industries Leasing Company

2.	A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Thursday, November 10th.

3.	The replay number is (402) 220-7227.

B.	I would also like to welcome our audio web cast listeners today. Replay of this broadcast will also be available on our website located at www.t-r-i-n.net.

1.	In addition to me, you will hear today from Tim Wallace, Steve Menzies and Bill McWhirter. Following that, we’ll move to the Q&A session.

C.	Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to estimates, expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.”

D.	Let me address our debt and cash position:

At September 30th, our borrowings at the corporate level were the 300 million dollars of senior notes and 3.1 million dollars of other indebtedness. The Leasing Company’s debt included the 130.1 million dollars of Equipment Trust Certificates and 209.2 million dollars outstanding under our railcar leasing warehouse facility.

We are pleased to announce that in August of this year, we renewed the warehouse facility for two years with lower fees and pricing. Additionally, in October, we increased the amount of the facility from 300 million to 375 million dollars.

At September 30th, our debt to total capital ratio was 35.8 percent, up slightly from the comparable amount at December 31, 2004, principally due to lease fleet expansion.

At September 30th, our cash position was 126.6 million dollars.

At the end of the quarter, Trinity sold its minority interest, along with the other equity investors in a railcar leasing portfolio of approximately 8,000 railcars. This resulted in a gain to Trinity of 4.4 million dollars. Trinity also provided certain management services to the partnership. This partnership was formed in 1998 and the timing of the portfolio sale reflected the rise in railcar values.

E. Now, here’s Tim Wallace

Tim

Steve

Bill

F.	Thanks, Bill. Now our operator will prepare us for the Q & A session.

Q & A Session

Thank you,      .

1.	This concludes today’s conference call.

2.	Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Thursday, November 10th.

3.	The access number is (402) 220-7227.

4.	Also, this replay will be available on our website located at www.t-r-i-n.net.

5.	We look forward to visiting with you again on our next conference call.

6.	Thank you for joining us this morning.